Exhibit 10.139

NOTE PURCHASE AGREEMENT
dated September 12, 2007

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

12.75% Senior Subordinated Notes due September 12, 2017

14.75% Senior Subordinated Paid-In-Kind Notes due September 12, 2017

i

ii

Schedules and Exhibits

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
EXHIBIT 1	—	Form of Senior Subordinated Note
EXHIBIT 2	—	Form of Senior Subordinated Paid-In-Kind Note
EXHIBIT 3	—	Form of Guaranty Agreement
EXHIBIT 4.4	—	Form of Opinion of Special Counsel for the Company

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September 12, 2007

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

First Investors Financial Services Group, Inc., a Texas corporation (the “Company”), agrees with you as follows:

Article I

Authorization of Notes

The Company will authorize the issue and sale of its 12.75% Senior Subordinated Notes in the aggregate principal amount of $5,000,000 due September 12, 2017 (the “Senior Subordinated Notes,” such term to include any such notes issued in substitution therefor pursuant to Article XIII of this Agreement or the Other Agreements (as hereinafter defined)), and may authorize the issue and sale from time to time of its 14.75% Senior Subordinated Paid-In-Kind Notes in the aggregate principal amount of up to $318,750 due September 12, 2017 (the “Senior Subordinated PIK Notes,” such term to include any such notes issued in substitution therefor pursuant to Article XIII of this Agreement, and together with the Senior Subordinated Notes, the “Notes”).  The Senior Subordinated Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company.  The Senior Subordinated PIK Notes shall be substantially in the form set out in Exhibit 2, with such changes therefrom, if any, as may be approved by you and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Article II

Sale and Purchase of Notes; Guaranty Agreement

Section 2.1            Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3.1, Senior Subordinated Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.  Subject to the terms and conditions of this Agreement, the Company may issue and sell to you and you will purchase from the Company, at par at each PIK Closing provided for in Section 3.2, Senior Subordinated PIK Notes in the principal amount specified in the applicable Senior Subordinated PIK Note.

Section 2.2            Guaranty Agreement.

The obligations of the Company hereunder and under the Notes are absolutely, unconditionally and irrevocably guaranteed by the Company’s Subsidiaries (other than the Insurance Subsidiary and any Securitization Subsidiary) and each other Company Subsidiary from time to time required to guaranty the Notes pursuant to Section 9.6 (each a “Guarantor” and, collectively, the “Guarantors”), pursuant to that certain Subsidiary Guaranty Agreement dated as of September 12, 2007 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Guaranty Agreement”) substantially in the form of Exhibit 3.

Article III

Closing

Section 3.1            Senior Subordinated Notes.

The sale and purchase of the Senior Subordinated Notes to be purchased by you shall occur at the offices of Hunton & Williams LLP, 101 South Tryon Street, Suite 3500, Charlotte, North Carolina 28280, at 10:00 a.m., Charlotte time, at a closing (the “Closing”) on September 12, 2007 or on such other Business Day thereafter on or prior to September 30, 2007 as may be agreed upon by the Company and you.  At the Closing the Company will deliver to you the Senior Subordinated Notes to be purchased by you in the form of a single Senior Subordinated Note (or such greater number of Senior Subordinated Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1294161139 at Bank of America, N.A., ABA Number 111222212, Account Name-First Investors Financial Services-Holding Company Operating Account.  If at the Closing the Company shall fail to tender such Senior Subordinated Notes to you as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

Section 3.2            Senior Subordinated PIK Notes.

Each sale and purchase of the Senior Subordinated PIK Notes to be purchased by you shall occur at the offices of Hunton & Williams LLP, 101 South Tryon Street, Suite 3500, Charlotte, North Carolina 28280, at 10:00 a.m., Charlotte time, at a closing (each, a “PIK Closing”) on a date on which an interest payment is due under the Senior Subordinated Notes, provided that there shall not be more than six PIK Closings and the aggregate amount of Senior Subordinated PIK Notes issued on at any PIK Closing shall not exceed one month’s accrued interest on the Senior Subordinated Notes.  The Company will give you not less than five (5) Business Days prior written notice of each PIK Closing.  At each PIK Closing the Company will deliver to you the Senior Subordinated PIK Notes to be purchased by you in the form of a single Senior Subordinated Note (or such greater number of Senior Subordinated Notes in denominations of at least $25,000 as you may request) dated the date of the PIK Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor to be applied to the payment of interest accrued and unpaid interest then due on the Senior Subordinated Notes.  If at the PIK Closing the Company shall fail to tender such Senior Subordinated PIK Notes to you as provided above in this Section 3.2, or any of the conditions specified in Sections 4.1, 4.2 or 4.5, shall not have been fulfilled to your satisfaction with respect to such PIK Closing,  you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

Article IV

Conditions to Closing

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1            Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.  The representations and warranties of each Obligated Party in the Guaranty Agreement shall be correct when made and at the time of the Closing.

Section 4.2            Performance; No Default.

The Company and each Obligated Party shall have performed and complied with all agreements and conditions contained in this Agreement and the Guaranty Agreement required to be performed or complied with by it prior to or at the Closing or the applicable PIK Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.3, 10.5, and 10.7 hereof had such Sections applied since such date.

Section 4.3            Compliance Certificates.

(a)           Officer’s Certificate.  The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate.  At the Closing, the Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the Guaranty Agreement and this Agreement.

Section 4.4            Opinions of Counsel.

At the Closing, you shall have received an opinion in form and substance satisfactory to you dated the date of the Closing from Thompson & Knight LLP, outside counsel for the Company, covering the matters set forth in Exhibit 4.4 and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you).

Section 4.5            Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

Section 4.6            Reserved.

Section 4.7            Payment of Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing or the applicable PIK Closing.  Furthermore, the Company shall have paid all other fees and expenses of you required to be paid as a condition to the purchase of any Notes, including, without limitation, any fees described in the Fee Letter.

Section 4.8            Reserved.

Section 4.9            Changes in Corporate Structure.

Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or other transaction pursuant to which it shall have succeeded to any Material liabilities of any other entity at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10         Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

Section 4.11         Guaranty Agreement.

The Guaranty Agreement shall have been duly authorized, executed and delivered by each Guarantor and shall be in full force and effect and the purchaser hereof shall have received a duly executed copy thereof.

Section 4.12         Junior Debt.

The Company shall provide to the Purchaser evidence that the Junior Debt has a maturity date of not earlier than three (3) years from the date of the Closing or PIK Closing, as applicable.

Article V

Representations and Warranties of the Company

The Company represents and warrants to you that:

Section 5.1            Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2            Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3            Disclosure.

The Company has delivered to you a copy of a Confidential Information Memorandum, dated May 2007, as supplemented June 2007 (collectively, the “Memorandum”), relating to the Company’s intention to raise additional capital.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  Except as disclosed in Schedule 5.3, this Agreement, the Memorandum (except for the financial projections contained therein, as to which no representation is made herein), the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since April 30, 2007, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Other than conditions affecting the financial markets and consumer finance industry generally, there is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

Section 5.4            Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)           Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, and in the case of each Subsidiary that is an Obligated Party, to execute and deliver the Guaranty Agreement and to perform the provisions thereof.

(d)           No Guarantor is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Guarantor to pay dividends out of profits or make any other similar distributions of profits to the Company or each other Guarantor that owns outstanding shares of capital stock or similar equity interests of such Guarantor.

Section 5.5            Financial Statements.

The Company has delivered to each you copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6            Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes and the execution, delivery and performance by each Obligated Party of the Guaranty Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7            Governmental Authorizations, etc.

Except for routine filings in connection with exemptions from registration under blue sky laws and federal securities laws applicable to the offer and sale of the Notes and the Guaranty Agreement, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance (a) by the Company of this Agreement or the Notes or (b) by any Obligated Party of the Guaranty Agreement.

Section 5.8            Litigation; Observance of Agreements, Statutes and Orders.

(a)           Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws)

of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9            Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such terms and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.

Section 5.10         Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11         Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a)           the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)           to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)           to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12         Compliance with ERISA.

(a)           The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery, of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

Section 5.13         Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes, the Guaranty Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, and not more than 10 other Institutional Investors, each of which has been offered the Notes and the Guaranty Agreement at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Guaranty Agreement to the registration requirements of Section 5 of the Securities Act.

Section 5.14         Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation G.

Section 5.15         Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of July 31, 2007, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Guarantor has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

Section 5.16         Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.17         Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

Section 5.18         Environmental Matters.

Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to you in writing,

(a)           neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)           neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)           all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Article VI

Representations of the Purchaser

Section 6.1            Purchase for Investment.

You represent that (i) you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, and (ii) your ability to transfer the Notes is restricted pursuant to Section 13.2 of this Agreement.  You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2            Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a)           if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(b)           the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d)           the Source is a governmental plan; or

(e)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has ‘ been identified to the Company in writing pursuant to this paragraph (e); or

(f)            the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Article VII

Information as to Company

Section 7.1            Financial and Business Information.

The Company shall deliver to each holder of Notes:

(a)           Quarterly Statements.  Within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)           Annual Statements.  Within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)           SEC and Other Reports.  Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii)each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default.  Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Article XI(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters.  Promptly, and in any event within five (5) days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)            Notices from Governmental Authority.  Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)           Requested Information.  With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2            Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance.  The information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.4(a) through Section 10.4(c) hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default.  A statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3            Inspection.

The Company shall permit the representatives of each holder of Notes:

(a)           No Default.  If no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of, the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default.  If a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested in writing.

Article VIII

Prepayment of the Notes

Section 8.1            Required Prepayments.

The Company shall prepay the Notes, at the election of the any holder thereof, at a redemption price equal to the full principal amount of the Notes times the applicable Redemption Price Percentage set forth below, plus all accrued and unpaid interest thereon, upon the earlier to occur of the following:  a Change in Control of the Company, a sale of a Material portion of the assets of the Company (excluding a sale pursuant to any whole loan sale arrangement with you, any other holder of the Notes or any of their respective Affiliates), or an Event of Default which results in the acceleration of the Notes as set forth in Section 12.1.

Years from Closing	Redemption Price Percentage
Less than or equal to 1	106%
Greater than 1 and less than or equal to 2	104%
Greater than 2 and less than or equal to 3	102%
Greater than three and less than or equal to 5	101%
Thereafter	100%

Section 8.2            Optional Prepayments.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount equal to the principal amount of such Notes being prepaid, whether in all or in part, times the applicable Redemption Price Percentage set forth in Section 8.1 above, plus all accrued and unpaid interest thereon.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.3            Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4            Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Article VIII, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5            Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Article IX

Affirmative Covenants

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1            Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2            Insurance.

The Company shall maintain the insurance coverages described on Schedule 9.2, and the Company shall not make any changes to reduce such coverages or to increase the deductibles, or co-insurance thereunder.  In addition, the Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, such additional insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as the Required Holders may reasonably require, to the extent that such additional insurance is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3            Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4            Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5            Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 10.2 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6            Guaranty Agreement.

(a)           (1)           Concurrently with the formation or acquisition of any Subsidiary (other than a Securitization Subsidiary), the Company shall cause such Subsidiary to execute and deliver a supplement to the Guaranty Agreement (a “Supplement”) in the form of Exhibit A to the Guaranty Agreement.

(2)           Concurrently with the delivery by any Subsidiary of a Supplement pursuant to Section 9.6(a)(1), the Company shall cause such Subsidiary to deliver to each holder of Notes (i) such documents and evidence with respect to such Subsidiary as any holder may reasonably request in order to establish the existence and good standing of such Subsidiary and evidence that the Board of Directors of such Subsidiary has adopted resolutions authorizing the execution and delivery of such Supplement and the guaranty of the Notes, (ii) evidence of compliance with such Subsidiary’s outstanding Debt instruments in the form of (A) a compliance certificate from such Subsidiary to the effect that such Subsidiary is in compliance with all terms and conditions of its outstanding Debt instruments, (B) consents or approvals of the holder or holders of any evidence of Debt or Security, and/or (C) amendments of agreements pursuant to which any evidence of Debt or Security may have been issued, all as may be reasonably deemed necessary by the holders of Notes to permit the execution and delivery of such Supplement by such Subsidiary, (iii) an opinion of counsel to the effect that (A) such Subsidiary is a corporation or other business entity, duly organized, validly existing and in good standing, if applicable, under the laws of its jurisdiction of organization, has the corporate or other power and the authority to execute and deliver such Supplement and to perform the Guaranty Agreement, (B) the execution and delivery of such Supplement and performance of the Guaranty Agreement has been duly authorized by all necessary action on the part of such Subsidiary, such Supplement has been duly executed and delivered by such Subsidiary and the Guaranty Agreement constitutes the legal, valid and binding contract of such Subsidiary enforceable against such Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law), (C) the execution and delivery of such Supplement and the performance by such Subsidiary of the Guaranty Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation of a Lien upon any of the property of such Subsidiary pursuant to the provisions of any applicable law, order, rule or regulation, its charter documents or any agreement or other instrument known to such counsel to which such Subsidiary is a party to or by which such Subsidiary may be bound and (D) no approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any applicable Governmental Authority, Federal or state, is necessary in connection with the lawful execution and delivery of such Supplement by such Subsidiary or the performance of the Guaranty Agreement by such Subsidiary, which opinion may contain such assumptions and qualifications as are reasonably acceptable to the Required Holders and (iv) all other documents and showings reasonably requested by the holders of Notes in connection with the execution and delivery of such Supplement, which documents shall be reasonably satisfactory in form and substance to such holders and their special counsel, and each holder of Notes shall have received a copy (executed or certified as may be appropriate) of all of the foregoing legal documents.

(b)           The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company, of any Guarantor or any Affiliate as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Guarantor with respect to any liability of such Guarantor as an obligor or guarantor under or in respect of Debt of the Company, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to each of the holders of the Notes.

Section 9.7            Financial Statement; Other Information.

The Company will deliver to the holders of the Notes the financial information set forth in Section 5.5 and Section 7.1, other financial information reasonably requested by the holders of the Notes and any financial material and minutes prepared for meetings of the Board of Directors of the Company.

Section 9.8            Ranking of Notes.

The Notes and all other obligations of the Company and the Guarantors under this Agreement and the Guaranty Agreement shall be subordinated to the Senior Debt, on the terms set forth herein, shall be at least pari passu with the Junior Debt, and shall be senior to all other Debt of the Company and the Guarantors.

Section 9.9            Use of Proceeds.

The Company will use not more than $2,500,000 of the proceeds of the sale of the Notes to purchase outstanding common equity of the Company.

Article X

Negative Covenants

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1         Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2         Merger, Consolidation, etc.

The Company shall not, and shall not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the business or Property of any Person or all or a substantial part of the business or Property of a division or branch of a Person or a majority interest in the Capital Stock of any Person, or wind up, dissolve, or liquidate itself; provided that as long as no Default or Event of Default exists or would result therefrom and provided the Company gives you prior written notice:

(a)           A Subsidiary of the Company may wind-up, dissolve, or liquidate if its Property is transferred to the Company or a Wholly-Owned Subsidiary of the Company; and

(b)           Any Subsidiary of the Company may merge or consolidate with the Company (provided the Company is the surviving entity) or with any Wholly-Owned Subsidiary of the Company (provided the Wholly Owned Subsidiary is the surviving entity).

Section 10.3         Liens.

The Company shall not, and shall not permit any of the Guarantors to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

(a)           Liens described on Schedule 10.3 hereto or securing Senior Debt, and any extensions, renewals, or refinancings of the Debt secured by such Liens, provided that (i) no such Lien is expanded to cover any additional property (other than after acquired title in or on such Property and proceeds of the existing collateral) after the Closing and (ii) no such Lien is spread to secure any additional Debt after the Closing;

(b)           Liens in favor of the for the equal and ratable benefit of the holders of the Notes;

(c)           Encumbrances consisting of easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially detract from the value of the real property encumbered thereby;

(d)           Liens for taxes, assessments, or other governmental charges (but excluding Liens under ERISA or Environmental Laws) that are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(e)           Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP and are incurred in the ordinary course of business;

(f)            Liens resulting from deposits to secure payments of worker’s compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, leases, insurance contracts, surety and appeal bonds, bids, and other contracts incurred in the ordinary course of business (other than for payment of Debt);

(g)           Liens for purchase money obligations and Liens securing Capital Lease Obligations; provided that: (i) the Debt secured by any such Lien is permitted under Section 10.5(d) hereof; and (ii) any such Lien encumbers only the property so purchased or leased;

(h)           Any interest or title of a licensor, lessor, or sublessor under any license or lease entered into in the ordinary course of business;

(i)            Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by the Company or a Subsidiary in the ordinary course of business;

(j)            Nonconsensual Liens in favor of banking institutions arising as a matter of law and encumbering the deposits (including the right of set-off) held by such banking institutions in the ordinary course of business; and

(k)           Liens securing Debt arising under Swaps permitted under Section 10.5(g) hereof.

Notwithstanding the foregoing Permitted Liens or any other provision in this Agreement or any other Transaction Document to the contrary, the Company shall not enter into, and the Company shall not permit any of the Guarantors to enter into, any agreement that (i) prohibits the creation or assumption of any Lien upon, or the pledge, hypothecation or encumbrance of, any Property of the Company or such Guarantor in favor of any Person, or (ii) requires any obligation of the Company, or such Subsidiary to be secured in favor of another Person if any Debt of the Company is so secured.

Section 10.4         Financial Covenants.

(a)           Minimum Shareholders’ Equity.  At the end of any fiscal quarter, the Company shall not permit its Shareholders’ Equity to be less than the sum of (i) $27,000,000 and (ii) 50% of the aggregate of the net income of the Company (determined in accordance with GAAP and without deduction for any net losses) for such fiscal quarter and all prior fiscal quarters ending after April 30, 2007.

(b)           Minimum Shareholders’ Equity to Receivables Ratio.  As of the end of any fiscal quarter, the Company shall not permit the sum of its Shareholders’ Equity plus any outstanding principal amounts of the Junior Debt and the Notes, as a percentage of Managed Assets, to be less than 7.0%

(c)           Minimum Consolidated Fixed Charge Coverage Ratio.  As of the end of any fiscal quarter, the Company shall not permit the ratio of (i) EBITDA plus Rental Expense of the Company and its consolidated Subsidiaries for the prior four fiscal quarters to (ii) the sum of (A) Interest Expense for such fiscal quarters, plus (B) Rental Expense for such fiscal quarters, to be less than 1.10 to 1.00.

Section 10.5         Debt.

The Company will not, and shall not permit any Guarantor to, incur, create, assume, or permit to exist any Debt, except:

(a)           Debt described on Schedule 10.5 or in this Section 10.5 (a), and any extensions, renewals, or refinancings of such existing Debt so long as (A) the principal amount of such Debt after such renewal, extension, or refinancing shall not exceed the principal amount of such Debt which was outstanding immediately prior to such renewal, extension, or refinancing and (B) such Debt shall not be secured by any assets other than assets securing such Debt, if any, prior to such renewal, extension, or refinancing;

(b)           Debt of a Guarantor, other than any such Debt incurred in the ordinary course of business, owed to the Company or another Guarantor provided that such Debt is on terms satisfactory to you in your sole discretion;

(c)           Contingent Obligations and other Debt incurred in the ordinary course of business with respect to Receivables purchase commitments, or a Receivables portfolio purchase, reinsurance obligations, surety and appeal bonds and performance and return-of-money bonds;

(d)           Debt of the Company or any Guarantor constituting purchase money Debt (including, without limitation, Capital Lease Obligations) incurred after the Closing not to exceed $500,000 in the aggregate at any time outstanding secured by purchase money Liens constituting Permitted Liens;

(e)           Debt constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on the Company’s or any of its Subsidiaries’ behalf in accordance with the policies issued to the Company or such Subsidiary of the Company;

(f)            Debt secured by the Permitted Liens;

(g)           Debt arising under, created by and consisting of Swaps, provided, (i) such Swaps shall have been entered into for the purpose of hedging actual risk and not for speculative purposes and (ii) that each counterparty to such Swap shall be Wachovia Bank, National Association or one of its Affiliates or shall be rated in one of the two highest rating categories of S&P or Moody’s; and

(h)           Intercompany obligations among the Company and the Guarantors for reasonable net rent allocation, reasonable management fees, dividends declared, equity investments and intercompany debt service.

Section 10.6         Sale of Assets, etc.

The Company shall not, and shall not permit any Subsidiary to, sell, lease, assign, transfer, or otherwise voluntarily dispose of: (a) any of its Receivables other than the transfer and assignment of Receivables (i) to FIRC (directly or through any Wholly-Owned Subsidiary) pursuant to the FIRC Purchase Agreement, (ii) to FIARC pursuant to the FIARC Purchase Agreement, and (iii) to any Wholly-Owned Subsidiary (directly or through any Wholly-Owned Subsidiary) for inclusion in a Securitization program pursuant to which such Wholly-Owned Subsidiary transfers directly or indirectly all of its subordinated and residual interests in such Securitization to the issuer in any Securitization; (b) any substantial portion of the consolidated assets of the Company or such Subsidiary; or (c) any other property other than dispositions of inventory and equipment in the ordinary course of business and sales of charged off deficiency balances in the ordinary course of business generating aggregate Net Proceeds not in excess of $500,000 in any calendar year.

Section 10.7         Dividends, Distributions and Stock Repurchases.

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly declare, order, pay, make, or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund, or similar payment, purchase, or other acquisition for value, direct or indirect, of any shares of any class of

Capital Stock of Person now or hereafter outstanding; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock of such Person now or hereafter outstanding except:

(a)           Subsidiaries of the Company may make, declare, and pay dividends and make other distributions with respect to their Capital Stock to the Company;

(b)           the Company may declare and pay dividends on any class of its Capital Stock payable solely in shares of Capital Stock of the Company;

(c)           the Company may acquire or redeem Capital Stock of the Company held by any former officer, director, or employee of the Company or beneficiaries of any such Person’s estate or trusts created by or for the benefit of any such Person or their beneficiaries; and

(d)           if no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, the Company may acquire or redeem Capital Stock of the Company from any stockholder of the Company in an aggregate amount not to exceed $2,500,000 during the term of this Agreement.

Section 10.8         Reserved.

Section 10.9         Nature of Business.

The Company shall not, and shall not permit any Subsidiary to, engage in any business if, as a result thereof, the general nature of the business, which would then be engaged in by the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of the Closing.

Section 10.10       Restrictions on Guarantors.

Other than as required pursuant to the terms of any Senior Debt Documents, the Company shall not, and shall not permit any Guarantor to, enter into or assume any material agreement (other than the Transaction Documents) prohibiting the creation or assumption of any Lien upon its material properties or assets, whether now owned or hereafter acquired.  Except as provided herein, the Company shall not, and shall not permit any Guarantor to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any of the Guarantors to:  (a) pay dividends or make any other distribution on any of such Guarantor’s Capital Stock owned by the Company or any of its Affiliates; (b) pay any Debt owed to any Person; (c) make loans or advances to any Person; or (d) transfer any of its Property to any Person, except pursuant to non-assignment provisions of licenses and leases entered into in the ordinary course of business.

Section 10.11       Limitation on Issuance of Capital Stock.

The Company shall not permit any Subsidiary to, at any time issue, sell, assign, or otherwise dispose of, except to the Company, a Subsidiary of the Company, or a newly created Wholly-Owned Subsidiary of the Company, (i) any of its Capital Stock, (ii) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Capital Stock, or (iii) any option, warrant, or other right to acquire any of its Capital Stock.

Section 10.12       Limitation on Transfer of Capital Stock.

The Company shall not transfer, sell, assign, grant a security interest in, or transfer any other interest into or under any Capital Stock of any Subsidiary owned by it or in any rights represented by such Capital Stock.

Section 10.13       Junior Debt.

The Company shall not permit the outstanding principal balance of the Junior Debt to be less than $2,500,000 at any time or to have a maturity date of less than three (3) years.

Section 10.14       Subordination of Intercompany Debt.

The Company and, by execution of the Guaranty Agreement, each Obligated Party, agrees that the Subordinated Intercompany Indebtedness (as defined below) shall be subordinate and junior in right of payment to, inter alia, the prior payment in full of all obligations, indebtedness and liabilities of the Obligated Parties to the holders of Notes under this Agreement and the Guaranty Agreement  (the “Obligated Party Obligations”) as herein provided.

(a)           Payment Subordination.  The Subordinated Intercompany Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Intercompany Indebtedness shall be made or given, directly or indirectly by or on behalf of any Obligated Party or received, accepted, retained or applied by the Company unless and until the Obligated Party Obligations shall have been paid in full in cash; provided that prior to the occurrence and continuance of an Event of Default, the Company shall have the right to receive payments on the Subordinated Intercompany Indebtedness made in the ordinary course of business.  After the occurrence and during the continuance of an Event of Default, no payments may be made or given, directly or indirectly, by or on behalf of any Obligated Party or received, accepted, retained or applied by the Company unless and until the Obligated Party obligations shall have been paid in full in cash.  If any sums shall be paid to the Company by any Obligated Party or any other Person on account of the Subordinated Intercompany Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by the Company for the benefit of holders of the Notes and the Obligated Parties.  The term “Subordinated Intercompany Indebtedness” shall mean all indebtedness, liabilities, and obligations of any Obligated Party to the Company, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Company.

(b)           Lien Subordination; Remedy Standstill.  The Company agrees that any and all Liens (including any judgment liens), upon any Obligated Party’s assets securing payment of any

Subordinated Intercompany Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Obligated Party’s assets securing payment of the Obligated Party Obligations or any part thereof, regardless of whether such Liens in favor of the Company, a holder of Notes, another creditor of the Company or an Obligated Party.  Without the prior written consent of the Required Holders, the Company shall not (1) file suit against any Obligated Party or exercise or enforce any other creditor’s right it may have against any Obligated Party, or (2) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any obligations of any Obligated Party to the Company or any Liens held by the Company on assets of any Obligated Party.

(c)           Bankruptcy Proceedings.  In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Obligated Party as debtor, holders of Notes shall have the right to prove and vote any claim under the Subordinated Intercompany Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Intercompany Indebtedness until the Obligated Party Obligations have been paid in full in cash.

Article XI

Events of Default

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d) and 9.5 or Article X; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Article XI) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Article XI); or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Obligated Party by any officer of the Company or any Obligated Party in this Agreement, in the Guaranty Agreement, in any Other Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness, with the exception of the Senior Debt, that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness, with the exception of the Senior Debt, in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the fight of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness, with the exception of the Senior Debt, before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness, with the exception of the Senior Debt; or

(g)           the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (excluding for the purposes of such calculation the $450,000 paid by the Company with respect to the settlement of the judgment relating to the Kudlicki lawsuit) during any single fiscal year are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)            if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv)the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)           (1) default shall occur under the Guaranty Agreement and such default shall continue beyond the period of grace, if any, allowed with respect thereto or (2) the Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable or any Guarantor shall contest or deny in writing the validity or enforceability of the Guaranty Agreement.

As used in Article XI(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Article XII

Remedies on Default, etc

Section 12.1         Acceleration.

(a)           If an Event of Default with respect to the Company described in paragraph (g) or (h) of Article XI (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in paragraph (a) or (b) of Article XI has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon and during the continuance of a Default or Event of Default, the Notes shall bear interest at a default rate of 16% per annum payable monthly as set forth in the Notes.  Notwithstanding the foregoing, upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal, which will be equal to the full principal amount of such Notes times the applicable Redemption Price Percentage set forth in Section 8.1, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

Section 12.2         Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3         Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article XVII, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4         No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note or the Guaranty Agreement upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Article XV, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Article XII, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Article XIII

Registration; Exchange; Substitution of Notes

Section 13.1   Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2   Transfer and Exchange of Notes.

Notes shall not be transferable by you to a Competitor prior to an Event of Default. Upon surrender of any Note at the principal executive office of the Company for registration of a permitted transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such permitted transferee as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $25,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $25,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3   Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)      in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, you or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)      in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and beating interest from the date to which interest shall have been paid on such lost, stolen. destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Article XIV

Payments on Notes

Section 14.1   Place of Payment.

Subject to Section 14.2, payments of principal, and interest becoming due and payable on the Notes shall be made in Charlotte, North Carolina at the principal office of Wachovia Bank, National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2   Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.l or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

Article XV

Expenses, etc.

Section 15.1   Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you in connection with such transactions up to $25,000 in the aggregate, as well as all costs and expenses reasonably incurred by you (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes or the Guaranty Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or the Guaranty Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or the Guaranty Agreement, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

Section 15.2   Survival.

The obligations of the Company under this Article XV will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes or the Guaranty Agreement, and the termination of this Agreement.

Article XVI

Survival of Representations and Warranties; Entire Agreement

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Article XVII

Amendment and Waiver

Section 17.1   Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of  Articles I, II, III, IV, V, VI or XXI hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Article XII relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Articles VIII, XI(a), XI(b), XII, XVII or XX.

Section 17.2   Solicitation of Holders of Notes.

(a)      Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Article XVII to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)      Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3   Binding Effect, etc.

Any amendment or waiver consented to as provided in this Article XVII applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4   Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Article XVIII

Notices

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a)      if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(b)      if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(c)      if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Bennie H. Duck, Executive Vice President,or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Article XVIII will be deemed given only when actually received.

Article XIX

Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Article XIX shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Article XX

Confidential Information

For the purposes of this Article XX, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i)your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Article XX, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XX), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XX), (vi) pursuant to the specific request of any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article XX as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Article XX.

Article XXI

Substitution of Purchaser

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Article XI. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Article XXI), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Article XXI), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

Article XXII

Miscellaneous

Section 22.1   Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2   Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 22.3   Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4   Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5   Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6   Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without reference to its conflict of laws provisions (other than Section 5-1401 of New York General Obligations Law).

Article XXIII

Subordination

Section 23.1   Agreement to Subordinate.

The Company and, by execution of the Guaranty Agreement, each Obligated Party, and each holder of the Notes, by acceptance of a Note, covenant and agree that the Senior Subordinated Debt shall, to the extent and in the manner set forth herein, be subordinated in right of payment to the prior payment by the Company and the Guarantors of the Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed.

Section 23.2   General Subordination to Senior Debt.

Until the Senior Debt is repaid in full in cash or cash equivalents and all commitments to extend Senior Debt have been terminated, no payment or distribution of assets of the Company or any other Obligated Party of any kind or character shall be made by the Company for or on account of the Senior Subordinated Debt or any principal, interest, fees or judgment related thereto, or on account of the purchase or redemption or other acquisition of Senior Subordinated Debt, other than payment of interest on the Notes as described therein.

Section 23.3   Amendments and Exchanges of Subordinated Debt.

Without the prior written consent of the Requisite Senior Debtholders, but without limiting the obligations of the Company and the other Obligated Parties to the Senior Debtholders with regard thereto under the Senior Debt Documents, the Company, the Obligated

Parties and the holders of the Notes  shall not amend, supplement or otherwise modify the terms of the Senior Subordinated Debt if the effect of such amendment, supplement or other modification is to  (a) change (to earlier dates) any dates upon which payments of principal or interest are due on such Senior Subordinated Debt, (b) cause any Liens to be taken in any property of the Company other than as expressly set forth herein, (c) change any affirmative or negative covenant in any significant respect, (d) change the redemption or prepayment provisions thereof or change any of the subordination provisions thereof (including, without limitation, subordinating the Senior Subordinated Debt to any other debt) or (e) increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Notes (or a trustee or other representative on their behalf) which would be adverse to any Senior Debtholder. Notwithstanding any other term or provision of this Agreement (including Section 17.1), no amendment, modification, termination or waiver of any material term or provision of this Article XXIII, or of any definitions used herein, or of the form of any Note issued hereunder, shall be effective without the express written consent of the Requisite Senior Debtholders.

Section 23.4   Payments Received in Contravention of Subordination Provisions.

If any holder of a Note receives any payment or distribution of assets in violation of this Article XXIII, such holder shall receive such payment or distribution of assets in trust for the Senior Debtholders’ benefit and shall forthwith remit such payment or distribution of assets, as the case may be, to the Senior Debtholders in the form in which it was received, together with such endorsements or documents as may be necessary to effectively negotiate or transfer the same (but without recourse and without representation or warranty).

Section 23.5   Subrogation.

After all Senior Debt of the Company has been paid in full in cash or cash equivalents and until the Notes are paid in full in cash or Cash Equivalents, the holders of the Notes shall be subrogated to any rights of the Senior Debtholders to receive payments or distributions of assets applicable to such Senior Debt to the extent that payments or distributions otherwise payable to the holders of the Notes have been applied to the payment of such Senior Debt. A distribution made under this Article XXIII to the Senior Debtholders that otherwise would have been made to the holders of the Notes is not, as between the Company and the holders of the Notes, a payment by the Company on its Senior Debt.

Section 23.6   Relative Rights.

This Article XXIII defines the relative rights of holders of the Notes and Senior Debtholders and this Article XXIII shall constitute a continuing offer to all persons who become holders of, or continue to hold, Senior Debt. Nothing in this Article XXIII or elsewhere in this Agreement or any Note is intended to or shall:

(a)       impair, as between the Company, the other Obligated Parties and the holders of the Notes, the Company’s obligations, which are absolute and unconditional, to pay principal of, and premium, if any, and interest on, the Notes in accordance with their terms;

(b)       affect the relative rights of the holders of the Notes and the creditors of the Company and the Other Obligated Parties other than the rights of the holders of the Notes in relation to the Senior Debtholders; or

(c)       prevent the holders of the Notes from accelerating the Senior Subordinated Debt in accordance with Section 12.1 and exercising their available remedies upon a Default or Event of Default, after the Senior Debt has been paid in full and the Senior Debt Documents have been terminated.

The failure to make a payment on account of principal of, or interest on, the Notes by reason of any provision of this Article XXIII shall not be construed as preventing the occurrence of an Event of Default under Article XI(a).

Section 23.7   Reliance on Judicial Order or Decree or Senior Debtholder Certificate.

The holders of the Notes shall be entitled to rely upon any order or decree of any court of competent jurisdiction or any certificate of any Senior Debtholder ascertaining any amount to be paid or distributed to such Senior Debtholders and all other facts pertinent to such payment or distribution or to this Article XXIII, provided that, in the case of any such order or decree, such court has been fully apprised of the provisions of, or the order or decree makes reference to, the provisions of this Article XXIII.

Section 23.8   Proof of Claim.

In the event that, while any Senior Debt is outstanding, any bankruptcy or insolvency proceeding is commenced by or against the Company, any Obligated Party or any property of the Company or any Obligated Party and the holders of the Notes have not filed appropriate proofs of claim as of the tenth business day preceding the bar date therefor, the Senior Debtholders will be irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to file appropriate proofs of claim for the exercise or enforcement of any of the rights or interests of the holders of the Notes with respect to the Senior Subordinated Debt in such proceeding. Notwithstanding the foregoing, no Senior Debtholder shall have any right whatsoever to vote any claim that any holder of a Note may have in such proceeding to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

FIRST INVESTORS FINANCIAL SERVICES, GROUP, INC., a Texas corporation

By:
Bennie H. Duck
Executive Vice President

The foregoing is hereby
agreed to as of the date
thereof.

WACHOVIA BANK, NATIONAL ASSOCIATION,
a national banking association

By:
Name:
Title:

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Principal Amount of

Name and Address of Purchaser              Notes to be Purchased

Wachovia Bank, National Association                                  $5,000,000.00
301 S. College Street
Charlotte, North Carolina  28288-0610

(1)           All payments by wire transfer

of immediately available funds to:

Wachovia Bank, National Association

ABA 053 000219

Acct# 1459160104880

Ref: First Investors Subordinated Debt

Attn: Weatherly McGowan

with sufficient information to

identify the source and application

of such funds.

(2)           All notices of payments and

written confirmations of such wire

transfers:

Weatherly McGowan

201 S. College St., NC0820

Charlotte, NC

P: (704)715-4125

F: (704)715-1823

[CONTINUES ON FOLLOWING PAGE]

A-1

(3)           All other communications:

Wachovia Bank, National Association

Attn: Curt Sidden

301 S. College St., NC0610

Charlotte, NC 28288-0610

P: (704)715-6030

F: (704)383-9106

A-2

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted Net Income” means, for any period and any Person, such Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding: (a) the income of any other Person (other than its Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to an asset disposition other than in the ordinary course of business; and (c) to the extent not included in clause (a) and clause (b) above, any after-tax extraordinary, non-cash or nonrecurring gains or losses.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Charlotte, North Carolina, New York, New York or Houston, Texas are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person according to GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean corporate stock and any and all shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership, or any options, warrants, voting trust certificates, or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company, limited partnership, or other type of entity).

“Cash Equivalents” shall mean (a) direct obligations of the United States of America and agencies thereof and (b) obligations fully guaranteed by the United States of America, provided that, in each case, such obligations mature within 90 days from the date of acquisition thereof.

“Closing” is defined in Section 3.1.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50.1% or more of the outstanding shares of the voting stock of the Company; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means First Investors Financial Services Group, Inc., a Texas corporation.

“Competitor”  means a Person engaged primarily in the business of retail auto finance, provided that any of such Person’s Affiliates shall not be deemed a Competitor hereunder if such Affiliate is not primarily engaged , directly or indirectly, in the business of retail auto finance.

“Confidential Information” is defined in Article XX.

“Contingent Obligations” shall mean, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Debt” shall mean, as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established to the reasonable satisfaction of the Required Holders; (d) all Capital Lease Obligations of such Person; (e) all Contingent Obligations of such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non recourse to the credit of such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the property or asset encumbered, as determined by the Required Holders in their reasonable discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments; (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan (excluding obligations to deliver stock in respect of stock options or stock ownership plans); and (i) all vested obligations of such Person for the payment of money under any noncompete, consulting, or similar arrangements providing for the deferred payment of the purchase price for an acquisition consummated prior to the date hereof to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 16% or (ii) 3% over the rate of interest publicly announced by Wachovia Bank, National Association in Charlotte, North Carolina as its “base” or “prime” rate.

 “EBITDA” shall mean for any period and any Person, the total of the following calculated without duplication for such Person on a consolidated basis for such period: (a) Adjusted Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes deducted in determining Adjusted Net Income; plus (c) Interest Expense deducted in determining Adjusted Net Income; plus (d) amortization and depreciation expense deducted in determining

Adjusted Net Income; plus (e) other noncash charges deducted in determining Adjusted Net Income and not already deducted in accordance with clause (d) above or clause (b) and clause (c) of the definition of Adjusted Net Income; minus (f) noncash credits included in determining consolidated Adjusted Net Income and not already excluded in accordance with the definition of Adjusted Net Income.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Article XI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fee Letter” means the letter dated September 12, 2007, between the Company and you.

“FIARC” means First Investors Auto Receivables Corp., a Delaware corporation.

“FIARC Purchase Agreement” means that certain Purchase Agreement, dated as of October 22, 1996, as amended, between the Company and FIARC, as the same may hereafter be amended, restated, modified, renewed or extended from time to time

“FIRC Agreement” means the Amended and Restated Purchase Agreement, dated as of October 30, 1996, between the Company and FIRC, as the same has been and may hereafter be amended, restated, modified, renewed or extended from time to time.

“FIRF” means First Investors Residual Funding LP, a Delaware limited partnership.

“FIRF Agreement” means the Note Purchase Agreement, dated as of December 6, 2001, between FIRF, the note investors identified therein, Variable Funding Capital Corporation, First Union Securities, Inc., as deal agent, and First Union National Bank, as liquidity agent, as the same has been and may hereafter be amended, restated, modified, renewed or extended from time to time.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)      the government of

(i)       the United States of America or any State or other political subdivision thereof, or

(ii)      any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)      any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” is defined in Section 2.2.

“Guaranty Agreement” is defined in Section 2.2.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Insurance Subsidiary” means First Investors Insurance Company, an insurance company organized under the laws of the State of Vermont.

“Interest Expense” shall mean for any period and for any Person, the sum of (a) interest expense of such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP, plus (b) expenses paid under Swaps during such period, minus (c) payments received under Swaps during such period.

“Junior Debt” means that certain promissory note issued to Walter A. Stockard L.P. in the original principal amount of $2,500,000, dated December 6, 2004 including all amendments and extensions thereto.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or

Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Managed Assets” means “Receivables Held for Investment” as determined historically for inclusion under such item in the consolidated balance sheet of the Company provided that such term shall: (i) not be adjusted for any changes in GAAP; and (ii) include Receivables of the Company and its Subsidiaries that have been included in an off-balance sheet Securitization program created by the Company or such Subsidiaries after the Closing.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Moody’s” shall mean Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by you.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Proceeds” means (i) in connection with any disposition of assets of the Company or any Subsidiary (or the assets of any direct or indirect Subsidiary of the Company or any Subsidiary), the cash proceeds received by such the Company or Subsidiary from such disposition (including, without limitation, payments under notes or other debt securities received in connection with any such disposition, but only as and when received) net of (a) the costs of such disposition (including reasonable, out-of-pocket professional fees and expenses, investment banking fees, financial advisory fees, taxes, notarial fees, survey costs, title insurance premiums, required escrow deposits, and purchase price adjustments and other customary fees and expenses, in each case attributable to and actually paid in connection with such disposition), and (b) amounts applied to repayment of Debt secured by a lien, security interest, claim or encumbrance on the asset or property disposed and (ii) in connection with issuance of any equity Securities, the cash proceeds received from such issuance, net of all costs of such issuance (including, without limitation, reasonable, out-of-pocket professional fees and expenses, notarial fees, underwriting discounts and commissions, and other customary fees and expenses) actually paid.

“Notes” is defined in Article I.

“Obligated Parties” means any Person (other than the Company) who is or becomes a party to any agreement that guarantees or secures payment and performance of this Agreement or the Notes or any part thereof.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Patriot Act” shall mean Public Law 107-56 of the United States of America, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Lien” is defined in Section  10.3.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“PIK Closing” is defined in Section 3.2.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Receivables” shall mean at any date of determination thereof, each and every present and future right to payment under any retail installment sales contract or installment note and related security agreement, arising from the sale of a motor vehicle or the refinancing thereof.

“Rental Expense” shall mean for any period and for any Person, the rental or lease expense of such Person under operating leases calculated without duplication on a consolidated basis for such period as determined in accordance with GAAP.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Requisite Senior Debtholders” means, with respect to any action which may be taken by the Senior Debtholders in connection with any term of this Agreement, the Senior Debtholder or

Senior Debtholders necessary to approve or consent to such action pursuant to the terms of the Senior Debt Documents.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“S&P” means Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by you.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization” shall mean the Receivables warehouse line provided by the FIRC Agreement, the commercial paper facility provided by Variable Funding Capital Company to FIARC, the residual funding facility provided by the FIRF Agreement, and any securitization occurring after the Closing of the Company’s or any of its Affiliates’ Receivables through the issuance of asset-backed securities (including First Investors Auto Owner Trust 2005-A and First Investors Auto Owner Trust 2006-A).

“Securitization Subsidiary” shall mean a Subsidiary that is the issuer in (or has been formed for the sole purpose of engaging in) a Securitization.

“Senior Debt” means (i) any Secured Debt of the Company in an aggregate principal amount not in excess of $1,000,000 at any time outstanding which by its express terms states that it is “Senior” to the Notes, and (ii) Debt of the Company approved by each holder of the Notes, in such holder’s sole and absolute discretion, as Debt to which the Notes shall be subordinated in accordance with the terms of this Agreement. Senior Debt includes all principal, interest, fees, expenses, attorneys’ fees and any other sum chargeable to the Company under the Senior Debt Documents, together with, subject to the last sentence hereof, (a) all complete or partial refinancings of the Senior Debt, (b) any amendments, modifications, renewals or extensions of any of the foregoing and (c) any interest accruing on the foregoing after the commencement of any bankruptcy, insolvency or similar proceeding, without regard to whether or not such interest accrues in any such proceeding or is an allowed claim in any such proceeding. Senior Debt shall be considered to be outstanding whenever any loan commitment under any of the Senior Debt Documents is outstanding.

“Senior Debt Documents” means all agreements, instruments and documents that govern, evidence or secure the Senior Debt and shall include all agreements, instruments and documents that govern, evidence or secure any amendment, modification, renewal or extension of any of the foregoing.

“Senior Debtholder” means a holder of Senior Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Subordinated Debt” means all debts, liabilities and obligations, for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by the Company or its subsidiaries to the purchaser hereunder under this Agreement and the Notes, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement and the Notes. Senior Subordinated Debt includes all principal, interest, fees, expenses, attorneys’ fees, indemnification and any other sum chargeable to the Company under this Agreement and the Notes, together with, subject to the last sentence hereof, (a) any amendments, modifications, renewals or extensions of any of the foregoing and (b) any interest accruing on the foregoing after the commencement of any bankruptcy, insolvency or similar proceeding, without regard to whether or not such interest accrues in any such proceeding or is an allowed claim in any such proceeding.

“Shareholder’s Equity” means, on any date with respect to (a) the Company, an amount equal to the Total Assets less the Total Debt and (b) any Person other than the Company such Person’s shareholder’s equity determined in accordance with GAAP, consistently applied.

“Subordinated Debt” means, on any date, the aggregate principal amount of any outstanding non-recourse, unsecured subordinated debt owing by the Company (including, but not limited to, any shareholder’s loans) that matures more than eighteen (18) months after such date, but excluding the Notes.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Total Assets” means, on any date, an amount equal to the sum of (i) the aggregate amount of assets of the Company on such date, determined in accordance with GAAP and (ii) to the extent not included in clause (i), the aggregate amount of Subordinated Debt of the Company on such date.

“Total Debt” means, with respect to the Company on any date, an amount equal to the sum of (i) the aggregate amount of liabilities of the Company on such date, determined in accordance with GAAP, less (ii) the aggregate amount of Subordinated Debt of the Company on such date.

 “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

EXHIBIT 1

FORM OF SENIOR SUBORDINATED NOTE

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

12.75% SENIOR SUBORDINATED NOTE DUE SEPTEMBER 12, 2017

No. [ ]	[Date]
$[ ]	PPN [ ]

FOR VALUE RECEIVED, the undersigned, FIRST INVESTORS FINANCIAL SERVICES GROUP, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Texas, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                           ] DOLLARS on                          , 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 12.75% per annum from the date hereof, payable monthly in arrears, with the first installment being payable on the first (1st ) day of October, 2007, and subsequent installments being payable on the first (1st) day of each succeeding month, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to 16.00%.

Payments of principal of, interest on this Note are to be made in lawful money of the United States of America at [                       ] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Note is one of a series of Senior Subordinated Notes (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated as of                      , 2007 (as from time to time amended, the “Note Purchase Agreements”), between the Company and the respective purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements, (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements, and (iii) to abide by the transfer restrictions set forth in Section 13.2 of the Note Purchase Agreements.

This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

1-1

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.]

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreements.

[Add governing law clause conforming to that of the Note Purchase Agreements]

FIRST INVESTORS SERVICES GROUP, INC., a
Texas corporation

By:
[Name]
[Title]

1-2

EXHIBIT 2

FORM OF SENIOR SUBORDINATED PAID-IN-KIND NOTE

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

14.75% SENIOR SUBORDINATED PAID-IN-KIND NOTE DUE SEPTEMBER 12, 2017

No. [ ]	[Date]
$[ ]	PPN [ ]

FOR VALUE RECEIVED, the undersigned, FIRST INVESTORS FINANCIAL SERVICES GROUP, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Texas, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                           ] DOLLARS on                       , 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 14.75% per annum from the date hereof, payable monthly in arrears, with the first installment being payable on the first (1st ) day of                   , 200  , and subsequent installments being payable on the first (1st) day of each succeeding month, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal and any overdue payment of interest, payable monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to 16.00%.

Payments of principal of, interest on this Note are to be made in lawful money of the United States of America at [                ] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Note is one of a series of Senior Subordinated Paid-In-Kind Notes (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated as of                        , 2007 (as from time to time amended, the “Note Purchase Agreements”), between the Company and the respective purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements, (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements, and (iii) to abide by the transfer restrictions set forth in Section 13.2 of the Note Purchase Agreements.

This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

2-1

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.]

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreements.

[Add governing law clause conforming to that of the Note Purchase Agreements]

FIRST INVESTORS SERVICES GROUP, INC., a
Texas corporation

By:
[Name]
[Title]

2-2

EXHIBIT 3

FORM OF GUARANTY AGREEMENT

See attached.

3-1

EXHIBIT 4.4

FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY

Matters To Be Covered In
Opinion of Special Counsel To the Company

1.             Each of the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

2.             Each of the Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in jurisdictions identified to such counsel as necessitating such qualification.

3.             Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

4.             No conflicts with charter documents, laws customarily governing transactions of the type represented by the Notes or agreements known to such counsel.

5.             All governmental and corporate consents or approvals required to issue and sell the Notes and to execute and deliver the documents having been obtained.

6.             No litigation known to such counsel questioning validity of documents.

7.             The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

8.             No violation of Regulations G, T or X of the Federal Reserve Board.

9.             Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

4.4-1